Exhibit 99.2


                                  MEASUREMENT
                                  SPECIALTIES

Measurement Specialties Announces Acquisition of Elekon Industries

     FAIRFIELD, N.J., June 24 /PRNewswire-FirstCall/ -- Measurement Specialties, Inc. (Amex: MSS), a designer and manufacturer of sensors and sensor-based consumer products, announced today it has acquired the capital stock of Elekon Industries USA, Inc. for $7.5 million ($4.5 cash at close and $3 million in deferred payments). Furthermore, the principles of Elekon can earn up to an additional $3 million based on the business meeting certain performance targets. The transaction closed today.

     "We are very excited about the growth prospects for Elekon," commented Frank Guidone, Company CEO. "On a going-forward basis, we expect Elekon to contribute an estimated $10 million in full year sales, with the opportunity to increase sales in excess of 20% per year. We expect the transaction will be accretive to earnings post-close, with an estimated full year pre-tax income of $1.5 million. Based on progress with pending key customer programs (and regulatory approvals), we could see improvement in projected sales and earnings from those levels."

     Elekon (http://www.elekon.com), based in Torrance, CA, is a designer/manufacturer of optical sensors sold primarily to the medical and security markets. Their primary products include pulse oximetry sensors for use in hospitals and other primary/secondary care environments. These non- invasive sensors are used to measure pulse rate and blood oxygen content. Elekon designs and manufactures sensors and optical components on an OEM basis for a variety of customers including Tyco, Phillips and GE, among others. Colorado-based EMA Partners acted as financial advisor to Elekon in the transaction.

     Mr. Guidone added, "Through Elekon, the Company will gain a strategic relationship with India-based Opto Circuits India, Ltd, who assembles most of Elekon's products. We believe this relationship could provide attractive alternative manufacturing capacity to our existing facility in China for other value-added sensor assemblies. Additionally, Elekon's high medical concentration solidifies our commitment to growing sensor sales in that segment. We will cover the transaction in more detail in the upcoming quarterly call at the end of July."

     "Our many OEM customers will greatly benefit from this transaction," stated Thomas Dietiker, President and CEO of Elekon. "By being part of MSI, Elekon will be able to leverage the many benefits inherent in that relationship such as improved supply chain management, enhanced sales and marketing presence, improved customer service and support and access to growth capital. This will add more value to our products and services and will enable us to launch several planned new products in the near future. I am excited about becoming part of the MSI team and contributing to their success."

     Measurement Specialties is a designer and manufacturer of sensors, and sensor-based consumer products. Measurement Specialties produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Measurement Specialties uses multiple advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to allow their sensors to operate precisely and cost effectively.

     This release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding non-recurring expenses, and resolution of pending litigation. Forward looking statements may be identified by such words or phases "should," "intends," "expects," "will," "continue," "anticipate," "estimated," "projected," "may," "we believe," "future prospects," or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; the outcome of the class action lawsuits filed against the Company; the outcome of the current SEC investigation of the Company; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of


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rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.

     Company Contact: Frank Guidone, CEO, 973 808-3020
     Investor Contact: Aimee Boutcher, 973 239-2878


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